CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2016, relating to the financial statements and financial highlights of JNF SSgA Sector Rotation Portfolio and JNF SSgA Tactical Allocation Portfolio, each a series of the Northern Lights Variable Trust, for the year ended December 31, 2015, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of the Portfolio Holdings” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

April 19, 2016